Exhibit 10.4
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) is the type that the company treats as private or confidential. [***] indicates redacted information.

Date of Notiﬁcation: May 15, 2024

SEPARATION AGREEMENT AND GENERAL RELEASE

YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS DOCUMENT. PLEASE READ CAREFULLY. YOU ARE GIVING UP LEGAL CLAIMS THAT YOU MIGHT HAVE AGAINST YOUR EMPLOYER BY SIGNING THIS AGREEMENT.

To:    Matthew Grove

Re:    Separation Agreement and General Release

This Separation Agreement and General Release (“Agreement”) sets out the terms of your job elimination and termination from employment with the Company (as defined in the next sentence). Under this Agreement, the Company (which for purposes of this Agreement is defined as Lincoln National Corporation, its affiliates and subsidiaries, and each of their directors, officers, representatives, agents, attorneys, employees, successors, and assigns and any other person acting through, by, under or in concert with any of them) will provide you with the payments and other benefits as outlined in paragraph 2.b below in exchange for your agreement to waive and release any legal claims you have against the Company and for your other promises as set forth in this Agreement.
Terms of the Agreement

1.Job Elimination and Termination Date. Your job is being eliminated and if you sign and return this Agreement within the time period provided, your employment will be terminated other than for cause effective December 31, 2024 (“Termination Date”). You understand that on May 15, 2024, you will relinquish your responsibilities as EVP and President Retail Solutions and that you will be removed as an officer of the Company and any of its affiliates in which you hold an officer position. You will not be required to come into the Company’s offices to work or to provide any services (except as provided in the opening paragraph of 2(b) below) between now and the Termination Date. If you do not sign and return this Agreement within the time-period provided, your employment will be terminated other than for cause on July 15, 2024.

2.Payments and Benefits. This Agreement terminates your employment relationship with the Company and releases any claims you might have against the Company arising from that relationship. In return for your release of claims, the Company agrees to provide you with payments and benefits to which you otherwise would not be entitled. Accordingly, you and the Company (the “parties”) agree as follows:

a.Whether you sign this Agreement or not, the following will apply:

•The Company will provide you with a 60-day paid non-working notice period through July 15, 2024 (“Notice Period”).

•You will receive payment for any unused Paid Time Off (“PTO”) benefits that are accrued pursuant to Company policy as of the end of your Notice Period, such payments to be calculated based upon your final base rate of pay. Accordingly, you will receive payment for 103.68 hours of PTO.

•You will receive any vested benefits (defined benefit and defined contribution, qualified and non-qualified), and/or deferred compensation benefits in accordance with the terms and conditions of the applicable plan documents, program documents and/or administrative guidelines governing those benefits, as they may be amended or terminated from time to time.

Date of Notiﬁcation: May 15, 2024

•Your annual equity awards (such as Restricted Stock Awards, Restricted Stock Unit Awards, Stock Option Awards, Stock Appreciation Rights, LTIPs or other incentive awards or bonuses, etc.) will vest and be distributed or exercisable only in accordance with the terms of applicable plan documents, as they may be amended from time to time, together with any award agreements that you may have received thereunder.

•You will be reimbursed pursuant to the Senior Management Committee Executive Programs for any financial planning and tax preparation expenses properly incurred under the applicable program policy prior to the end of your Notice Period but not yet reimbursed as of the end of your Notice Period.

•You can elect the period of continued health benefits coverage to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

•Your benefits, including but not limited to health and welfare benefits (medical, dental and vision), critical illness coverage, accident insurance coverage, flexible spending accounts, long term disability benefits, short term disability benefits and accrual of PTO and service time will cease as of either the end of your Notice Period, if you do not sign and return this Agreement within the time period indicated, or your Termination Date if you do sign and return this Agreement within the time period indicated. If you wish to convert to an individual life insurance policy, verify your current coverage by either checking your benefits record in the Benefits Portal on One or contacting the HR Service Center (Tel. 866-922-6543, Fax: 336-691-3750, email: HRServiceCenter@lfg.com, Mon.-Fri. 9:00
a.m. - 6:00 p.m. ET). Once you have this information, contact Group Protection at 800- 680-4652 for a quote. Your critical illness and/or accident insurance coverages, if any, are portable. For more information, contact Group Protection at 877-815-9256.

b.In exchange for your release of claims and your other promises as set forth in this Agreement, the Company agrees to provide you:

Payment of your current base salary from May 15, 2024 until the Termination Date (“Advisory Period”). During the Advisory Period you will remain available to the Company upon request during normal business hours to assist with the Wealth Management transition. You will continue to participate in any Company benefits plans in which you are currently enrolled until the Termination Date. You will not continue to accrue paid time off (“PTO”) during the Advisory Period. You must remain an employee in good standing (not suspended or otherwise disciplined for reported misconduct) until the Termination Date. If you commence new employment prior to December 31, 2024, (1) the date you commence new employment will become your Termination Date; (2) you will stop receiving your base salary on the date you commence new employment; (3) you will cease participation in any Company benefits plans in which you are currently enrolled on the date you commence new employment; (4) you will receive a pro-rated Annual Incentive Program (“AIP”) payment for performance year 2024, payable in March 2025; and (5) you will remain eligible to receive the severance pay and layoff benefits described in this Section 2.b. You must notify the EVP, People, Culture and Communications in writing at least two weeks prior to commencing new employment or consulting services during the Advisory Period. For the avoidance of doubt, the prior two sentences do not

Date of Notiﬁcation: May 15, 2024

apply to any consulting or board services that you provide to third parties during the Advisory Period provided that (1) any such services are not provided to a member of the Company’s Compensation Peer Group as defined in the Company’s 2024 proxy and (2) the Company, in its sole discretion, determines that any consulting or board services you render will not interfere with your obligations to the Company during the Advisory Period.

Seventy-Eight (78) weeks (the “Severance Period”) of severance pay as defined under The Severance Plan for Officers of Lincoln National Corporation (the “Plan”) paid bi- weekly, less taxes and withholdings (the “Severance Payments”), in full satisfaction of the Company’s obligation to you under the terms of the Plan and/or any other plan or program paying severance or severance-type benefits, as they may be amended, modified or revoked from time to time (collectively, “LNC Severance Plans”). Pursuant to the terms of the Plan, because you are a key employee who is covered under the Lincoln National Executives’ Severance Benefit Plan (the “Change of Control Plan”), the commencement of your severance pay will be delayed six (6) months from your Termination Date in compliance with Section 409A of the Internal Revenue Code of 1986, as amended. If prior to the last day of the Severance Period, you commence employment with or the provision of services (including, but not limited to, as an independent contractor or consultant) to any other entity, you agree to promptly notify the Company’s EVP and Chief People, Culture and Communications Officer in writing. For the avoidance of doubt, any such employment or provision of services shall not adversely affect your continued receipt of Severance Payments under the LNC Severance Plans.

A one-time cash lump-sum payment of $32,760.00, less taxes and withholdings, representing the severance stipend under The Severance Plan for Officers of Lincoln National Corporation. The severance stipend will be paid in accordance with the terms of The Severance Plan for Officers of Lincoln National Corporation. Pursuant to the terms of the Plan, because you are a key employee who is covered under the Change of Control Plan, the payment of your severance stipend will be delayed six (6) months from your Termination Date in compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

You will be reimbursed pursuant to the Senior Management Committee Executive Programs for any financial planning and tax preparation expenses properly incurred under the applicable program policy prior to your Termination Date but not yet reimbursed as of your Termination Date.

An AIP bonus for the 2024 program year (calculated based upon your 2024 annual earnings as defined under the 2024 Lincoln National Corporation Annual Incentive Program Document) to be paid in March 2025 if you are eligible and in accordance with the applicable Incentive Compensation Plan and the terms and limitations in the applicable AIP documents. AIP is only payable following approval by the Compensation Committee of the Company’s Board of Directors. As described above, if you commence new employment prior to December 31, 2024, you will receive a pro-rated AIP bonus. If you have made a valid election under the DC SERP to defer a portion of your 2024 AIP, your deferral election will be honored and such portion of any AIP payout will be deferred under the DC SERP at the same time and in the same manner as for other DC SERP participants.

•Outplacement services and career transition assistance provided by a service provider selected by the Company, with an aggregate cost of up to $30,000, which services may commence immediately after the Effective Date and must commence no later than three
(3) months after your Termination Date; provided that all such services are utilized within

Date of Notiﬁcation: May 15, 2024

one (1) year following your Termination Date. You may elect to waive such services and assistance, by notifying the Company’s EVP and Chief People, Culture and Communications Officer in writing, in which event the Company shall make a one-time lump sum cash payment of $30,000.00, less taxes and withholdings in lieu thereof within 30 calendar days following receipt of your written notice.
•If you have any non-competition restrictions in any equity awards (such as LTIPs, Restricted Stock Awards, Restricted Stock Unit Awards or Stock Option Awards) or elsewhere, the Company will waive those restrictions as of the end of the Notice Period through Exhibit A attached hereto. Moreover, the Company acknowledges that no other non-competition restrictions are applicable to you after the Notice Period.
•As provided in your July 27, 2022, offer letter, any unvested Restricted Stock Units granted to you as Replacement Equity shall vest as soon as administratively possible after your Termination Date.

The above consideration is being paid or provided to you under this Agreement in full satisfaction of all monies owing to you under any plan or program sponsored by the Company. In addition to the Company’s right to cease payment of the Severance Payments as described above, if you violate any of the confidentiality or other restrictions in this Agreement, any remaining Separation Payment or other benefits described above will immediately and permanently cease without further recourse by you.

3.Release of Claims and Representations. Subject to paragraph 12, you agree to the following:
a.You irrevocably and unconditionally release and discharge the Company, its predecessors, subsidiaries, successors and assigns, as well as past and present officers, directors, attorneys, representatives, agents and employees, and any other person acting through, by, under or in concert with any of them, (collectively, the “Releasees”), from any and all claims, liabilities or promises outside of this Agreement, known or unknown, including but not limited to those arising out of or relating to your employment and separation from employment with the Company. You waive these claims on behalf of yourself and on behalf of your heirs, assigns and anyone making a claim through you. The claims waived and discharged include, but are not limited to:
•claims under the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits for any vested benefits under any tax qualified benefit plan);

•claims under the Worker Adjustment and Retraining Notification Act;

•employment discrimination and retaliation claims, including but not limited to claims under Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (“ADEA”) and Older Workers Benefit Protection Act (as long as those claims arose up to and including the date you signed this Agreement), the Family and Medical Leave Act and the Equal Pay Act;

•claims for any disputed wages, including but not limited to claims for any back wages or overtime;

•claims under any other federal, state or local law, rule, regulation or ordinance;
•claims based on any public policy, contract (including but not limited to breach of contract), tort (including but not limited to wrongful discharge, invasion of privacy,

Date of Notiﬁcation: May 15, 2024

defamation, fraud, interference with contractual relations and infliction of emotional distress) or common law; and

•any basis for recovering costs, fees or other expenses, including but not limited to attorneys’ fees incurred in these matters (collectively in this Paragraph 3, the “Claims”).

•You are not waiving or discharging any of the following: (i) any rights that cannot be waived as a matter of law; (ii) any rights to enforce this Agreement; (iii) any vested benefits; or (iv) any rights to defense and indemnity or to liability insurance coverage (e.g., directors’ and officers’ liability insurance).

b.You agree that you will not file any claim or lawsuit against the Company or Releasees for any released Claim. You represent and warrant that you have not filed any such Claim to date or, to the extent that you have filed such a Claim, you will withdraw that Claim with prejudice and agree not to pursue it further. You represent that you have not filed any complaints or Claims against the Company or Releasees with any state or federal court, that you will not do so at any time hereafter for Claims covered by this Agreement, and that if any such court assumes jurisdiction of any complaint or Claim against the Company or Releasees, you will immediately request the court to dismiss the matter and take all such additional steps necessary to facilitate such dismissal with prejudice. You also promise not to sue, or join with others in suing, the Company or Releasees on any of the released
Claims. You agree to release and discharge the Company and Releasees not only from any and all Claims which you could make on your own behalf, or which you have made on your own behalf, but also specifically waive any right to become, and you promise not to become, a member of any class in any proceeding or case in which a Claim or Claims against the Company or Releasees may arise, in whole or in part, from any event that occurred on or prior to the date you signed this Agreement, except where prohibited by law.

c.You agree that on or immediately after the Termination Date, you will execute a supplemental release (in the form of the SUPPLEMENTAL RELEASE EXHIBIT B) covering the period from the Effective Date (as defined in paragraph 13.e below) to the Termination Date and agree that all the covenants that relate to the Company’s obligations on or after the Termination Date will be contingent on your execution and non-revocation of the Supplemental Release.

d.You represent that you have disclosed to the Company any information in your possession concerning any conduct involving the Company or any Releasee that you have any reason to believe involves any false claims to the United States or is or may be unlawful or violates accounting standards, public company financial statement requirements or Company Policy in any respect.

e.All compensation and benefits payable under this Agreement will be subject to potential forfeiture, recoupment or other action in accordance with the terms of this Agreement and any applicable claw back or recoupment policies implemented by the Company, as it may be amended or restated from time to time, or in accordance with any rules or regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange pursuant to Section 10D of the Securities Exchange Act of 1934 or other applicable law.

f.You represent that you have: (i) received all leaves of absence and all compensation due to you as a result of the services you performed for the Company through the date you execute this Agreement (except to the extent expressly stated in this Agreement), and unless specifically provided for in this Agreement, the Company does not owe you any wages, overtime pay, commissions, bonuses, sick pay, disability leave pay, family leave pay, severance pay or any other compensation, benefit, leave, payment, reimbursement or

Date of Notiﬁcation: May 15, 2024

remuneration of any kind or nature; and (ii) reported to the Company any and all work-related injuries incurred by you during your employment with the Company.

g.You understand that the Company regards the representations made by you as material and that the Company is relying on these representations in entering into this Agreement.

4.Confidentiality of Agreement. The parties acknowledge that, because you are a Named Executive Officer, the Company is required to disclose publicly the terms of this Agreement, You agree that, except with respect to the contents of any such public disclosure, you will not, directly or indirectly, disclose the terms of this Agreement to anyone other than your spouse, outplacement consultant, attorney, accountant or tax advisor, except to the extent disclosure is required for accounting or tax reporting purposes or as otherwise required by law.

5.Return of Company Equipment. Promptly following the request of the Company and no later than the Termination Date, you will have reconciled all outstanding expenses and you will have returned all Company property of any kind (including all copies thereof), including but not limited to documents, data, Company information in any form, keys, forms, correspondence, computers, iPads, phones, printers, pagers, Blackberries, PDAs, computer programs, memos, discs, and the like.

6.Availability. Due to the knowledge and information you possess and have gained as a result of your employment with the Company, you hereby agree (a) during the Advisory Period to make yourself available to the Company during normal business hours and (b) both during and after the Separation Period to make yourself available, to a reasonable extent at reasonable times, taking into consideration any future employment or consulting obligations (i) to cooperate with any Company request to assist with or attend to the completion of knowledge transition criteria or any other matters reasonably related to your job duties with the Company, and (ii) to cooperate, consult, testify, and otherwise assist in any way requested by the Company with respect to current and future legal actions, including but not limited to litigation, arbitrations, mediation, administrative and/or regulatory proceedings in which the Company is a party. The Company’s only expectation regarding your testimony is that you testify truthfully. Following the Termination Date, if you are required to engage in such duties related to your former job, the Company will pay you for the reasonable value of your time and reasonable expenses incurred with respect to your cooperation with any Company request. The parties agree that the reasonable value of your time will be $500.00 per hour, based on your last base salary at the Company.

7.Confidential Information. You acknowledge that as a result of your employment with the Company, you may have developed, obtained or learned specific confidential information and/or trade secrets, which are the property of the Company. You hereby promise and agree to use your best efforts and utmost diligence to guard and protect such confidential information and/or trade secrets and that you will not disclose or permit to be disclosed to any third party by any method whatsoever any such confidential information and/or trade secret. Confidential information or trade secrets shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, devices, programs, computer software, writings, research, personnel information, customer information, financial information, plans or any information of whatever nature in the possession or control of the Company that has not or have not been published or disclosed to the general public or which gives the Company an opportunity to obtain an advantage over competitors who do not know or have access to it. Notwithstanding anything in this Agreement to the contrary, each party to this Agreement (and each affiliate, officer, employee, director, advisor, representative or other agent of such party) is, and has been from commencement of discussions, permitted to disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all related documents (including, without limitation, opinions or other tax analyses) relating to such tax treatment and tax structure. By signing this Agreement, you confirm and agree that you will not use or disclose in any way confidential information and/or trade secrets as defined above.

Date of Notiﬁcation: May 15, 2024

8.Non-Disparagement. You agree, subject to any obligations you may have under applicable law, that you will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees. Likewise, the Company agrees, subject to any obligations under applicable law, that for so long as they remain employed by the Company the members of the Senior Management Committee (the “SMC”) will not make or cause to be made any statements that disparage, are inimical to, or damage your reputation. Notwithstanding the forgoing, nothing in this section shall restrict you or the SMC in any way from making any truthful statement to any government agency or official. In the event such a communication is made by you to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement and you will be required to reimburse the Company for any and all compensation and benefits paid pursuant to paragraph 2.b of this Agreement and all commitments to make additional payments to you will be null and void. In the event such a communication is made by any member of the SMC while they remain employed by the Company you may seek monetary damages and injunctive relief.

9.Breach.

a.If you materially breach or violate any provision in this Agreement, the Company shall have the right to cease any further payments or benefits called for under paragraph 2.b of this Agreement (except the last two bullet points of that paragraph); provided, however, that this Agreement shall otherwise remain in full force and effect and the consideration supporting this Agreement shall be deemed adequate as long as you will have received $10,000 pursuant to paragraph 2.b of this Agreement.
b.Notwithstanding anything to the contrary in this Agreement (including subparagraph 9(a) above), neither party to this Agreement may contend that the other has breached or violated any provision of this Agreement unless written notice first has been provided to the other party specifying with particularity the conduct believed to constitute a breach or violation (including specification of any specific provisions of this Agreement believed to have been violated) and at least ten (10) business days have been provided to respond and/or cure (if curable).

10.No Re-Employment. You agree that you will not re-apply for employment with the
Company. Further, you agree that the Company, in its sole and exclusive discretion, will refuse to hire or otherwise employ you, and/or terminate your employment if you become employed by the Company, without incurring any liability of any type whatsoever, based on this Agreement. You agree that any refusal or failure by the Company to employ or re-employ you shall not be unlawful retaliation or discrimination against you.

11.Government Proceedings. Nothing in this Agreement prohibits or prevents you from filing a charge with, or participating, testifying, or assisting in any investigation, hearing, or other proceeding before, the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or any similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Agreement, including but not limited to the release of claims or the confidentiality clauses, prohibits you from: (i) reporting possible violations of federal, state or local law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the
U.S. Congress, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulations; or (iii) otherwise fully participating in any federal, state or local whistleblower programs (collectively "Whistleblower Programs”), including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents you from participating in such Whistleblower Programs.

Date of Notiﬁcation: May 15, 2024

12.Acknowledgments. You acknowledge and agree to the following:
a.You understand completely your right to review all aspects of this Agreement, including the Supplemental Release, with an attorney of your choice at your own expense, and agree that you have had the opportunity to consult with an attorney of your choice at your own expense.

b.You have forty-five (45) days after receiving this Agreement to review and sign this Agreement. Any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original review period.

c.You have seven (7) days after signing this Agreement to revoke it by delivering a notice of revocation to Craig Beazer, EVP and General Counsel. You can revoke the Agreement at any time during the initial seven (7) day period immediately following the date you sign this Agreement by providing notice as required in paragraph 14 below. You understand that if you revoke this Agreement, you will not receive or have a right to receive any of the considerations set forth in this Agreement, including but not limited to the payments and benefits described in paragraph 2.b above.

d.You do not waive rights or claims under ADEA that might arise after the date this Agreement is executed.

e.You acknowledge that (1) your job is being eliminated as part of a group layoff, (2) you are receiving severance pay and layoff benefits pursuant to a program made available to those impacted by layoff, and (3) through the document entitled “Schedule A to Severance Agreement and General Release,” which is attached to and forms part of this Agreement, you have been informed of the job titles and ages of all individuals eligible or selected for this program, and the ages of all individuals in the same job classification or decisional unit who are not eligible or selected for this program.

f.This Agreement does not become effective, and none of the payments or other benefits listed in paragraph 2.b. (except the last two bullet points of that paragraph) will be paid, until the eighth day after the date you sign this Agreement (the “Effective Date”), provided you have not revoked or attempted to revoke your acceptance.

g.You acknowledge that in signing this document you are not relying on any representations or statements made by any employee of the Company other than those set forth in this Agreement.

h.The payment of any consideration and/or monies is not an admission of liability or unlawful conduct of any kind on the part of the Company, but to the contrary represents a negotiated compromise and agreement. This Agreement shall not in any way be interpreted to render you a “prevailing party” for any purpose, including but not limited to, an award of attorneys’ fees under any statute or otherwise. This Agreement may not be used as evidence in any proceeding of any kind, except a proceeding (i) in which one of the Parties alleges a breach of the terms of this Agreement, or (ii) in which one of the Parties elects to use this Agreement as a defense to any claim.

i.You have carefully read and fully understand all the provisions of this Agreement and that you are freely, knowingly, and voluntarily entering into this Agreement.

j.This Agreement is written in a manner that is clear and understandable to you.

Date of Notiﬁcation: May 15, 2024

13.Notices. All notices, other than revocation described in 13 d. above, required to be given by you to the Company under this Agreement must be sent to the EVP People, Culture and Communications Officer at the following email address: Sean.Woodroffe@lfg.com. Any notice required to be given by the Company to you under this Agreement must be sent to you at [***], with a simultaneous copy to [***] at [***]. Notice provided via other medium or to any other person, regardless of title or status shall not be effective.

14.Severability. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

15.Binding Agreement. This Agreement is binding on and inures to the benefit of the parties and on their heirs, administrators, representatives, executors, successors, and assigns.

16.Reference Requests. References will be limited to confirmation of your dates of employment, last position held and, if you authorize, your final rate of pay. You agree to direct all requests for references to the Work Number at 800-367-5690, using the Company's employer code of 1163.

17.Choice of Law and Dispute Resolution. This Agreement is made and entered into in the Commonwealth of Pennsylvania and shall in all respects be interpreted, enforced, and governed under the internal laws (and not the conflicts of laws rules) of said Commonwealth. Any disagreement between you and the Company concerning anything covered by this Agreement or concerning other terms and conditions of your employment or the termination of your employment will be settled by final and binding arbitration pursuant to the Company’s myResolution program. The decision of the arbitrator will be final and binding on both you and the Company and may be enforced in a court of appropriate jurisdiction. The arbitrator shall have the authority to award reasonable attorneys’ fees, costs, and expenses to the prevailing party. If any provision of this Agreement or the application of this Agreement is construed to be overbroad, illegal, or contrary to public policy, then the arbitrator shall have the authority to narrow or amend the provision as necessary to make it enforceable and the provision shall then be enforceable in its narrowed or amended form. Moreover, should any provision of this Agreement be declared or determined to be null, void, inoperative, illegal, or invalid for any reason, the validity of the remaining parts, terms or provisions shall not be affected, and they shall retain their full force and effect. The null, void, inoperative, illegal, or invalid part, term or provision shall be deemed not to be a part of this Agreement. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
18.Entire Agreement. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior negotiations, agreements or understandings between the parties pertaining to the subject matter of this Agreement (including, but not limited to, the Separation Letter, dated as of [Insert date], 2024, by and between the Company and you), except those prior agreements and plan documents specifically noted herein. This Agreement may not be modified or amended by the parties except by a written agreement signed by both of the parties hereto evidencing a clear intent by both parties to modify and/or amend this Agreement.
19.Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. For purposes of Section 409A of the Code, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event shall you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted

Date of Notiﬁcation: May 15, 2024

by Section 409A of the Code, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (c) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred.
20.No Adequate Remedy at Law. The parties acknowledge that in the event of a breach or threatened breach of this Agreement, the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach, the Company will be entitled to such equitable and injunctive relief in an arbitration or a court of competent jurisdiction, as may be available to restrain you and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of such provisions. Nothing in this Agreement may be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

Date of Notiﬁcation: May 15, 2024

YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS DOCUMENT. YOU ARE GIVING UP LEGAL CLAIMS THAT YOU MIGHT HAVE AGAINST YOUR EMPLOYER BY SIGNING THIS AGREEMENT.

IF YOU VOLUNTARILY ENTER INTO THIS AGREEMENT, PLEASE SIGN IN THE SPACE INDICATED BELOW.

Dated: 6/25/2024

Signature: /s/ Matthew Grove
Matthew Grove

ACCEPTANCE OF LINCOLN NATIONAL CORPORATION

The undersigned accepts the foregoing Agreement on behalf of Lincoln National Corporation.
Dated: 7/2/2024

Signature: /s/ Sean Woodroffe
Sean Woodroffe
EVP Chief People, Culture and Communications Officer Lincoln National Corporation